      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2003



                          REGISTRATION NO. 333-103840

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EMERSON RADIO CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                    22-3285224
-------------------------------                   ------------------------
(State or other jurisdiction of                   (I.R.S. Employer ID No.)
incorporation or organization)


                                 Nine Entin Road
                          Parsippany, New Jersey 07054
                                 (973) 884-5800
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Kenneth A. Corby
              Executive Vice President and Chief Financial Officer
                               Emerson Radio Corp.
                                 Nine Entin Road
                          Parsippany, New Jersey 07054
                                 (973) 884-5800
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                  Copies to:

       Steven M. Skolnick, Esq.              Thomas D. Washburne, Jr., Esq.
       Lowenstein Sandler PC                 Venable LLP
       65 Livingston Avenue                  Two Hopkins Plaza, Suite 1800
       Roseland, New Jersey 07068            Baltimore, Maryland 21201
       (973) 597-2500                        (410) 244-7400

         Approximate date of proposed commencement of sale to public:

         As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 16, 2003


PROSPECTUS

                               EMERSON RADIO CORP.

                                4,188,975 SHARES
                                  COMMON STOCK


         This prospectus relates to the sale of 4,188,975 shares of our common stock by Geoffrey P. Jurick, our Chairman, President and Chief Executive Officer, the selling stockholder, through Ferris, Baker Watts, Incorporated, as underwriter.



         Our common stock is listed on the American Stock Exchange under the symbol "MSN." On June 11, 2003, the closing price of the common stock on the American Stock Exchange was $7.33 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                           Per Share     Total
                                                           ---------     -----
Public offering price                                      $             $
Underwriting discount                                      $             $
Proceeds to the selling stockholder, before expenses       $             $


         The selling stockholder has granted the underwriter a 30-day option to purchase up to an aggregate of 628,346 additional shares of common stock owned by the selling stockholder on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the per share discount will be $_________ and the aggregate amount of the underwriting discount will be $________________.


         The underwriter is offering the shares of common stock, on a firm commitment basis, as described in "Underwriting." Delivery of the shares will be made on or about ________________, 2003.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               FERRIS, BAKER WATTS
                                  INCORPORATED

                     The date of this prospectus is _______ ___, 2003.

         The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                                                     Page
                                                                                                     ----
Prospectus Summary..................................................................................   1

Risk Factors........................................................................................   6

Special Note Regarding Forward-Looking Statements...................................................   19

Where You Can Find More Information.................................................................   19

Selling Stockholder.................................................................................   21

Use of Proceeds.....................................................................................   23

Underwriting........................................................................................   24

Legal Matters.......................................................................................   27

Experts.............................................................................................   27

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT US. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU FIND IMPORTANT. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THEIR RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER WILL NOT EXERCISE THE OVER-ALLOTMENT OPTION.

                                   THE COMPANY

         Emerson Radio Corp. operates in two business segments:

         -        consumer electronics; and

         -        sporting goods.

The consumer electronics segment designs, sources, imports and markets a variety of consumer electronic products and licenses its trademarks for other selected products globally. The sporting goods segment, which is operated through our ownership of approximately 52.3% of Sport Supply Group, Inc., distributes and markets sports related equipment and leisure products primarily to institutional customers in the United States.

         We were originally incorporated in the State of New York in 1956 under the name Major Electronics Corp. In 1977, we reincorporated in the State of New Jersey and changed our name to Emerson Radio Corp. In 1994, we were reincorporated in Delaware. Our principal executive offices are located at Nine Entin Road, Parsippany, New Jersey 07054-0430. Our telephone number in Parsippany, New Jersey, is (973) 884-5800.




RECENT DEVELOPMENTS

GIRLPOWER(TM)


         In January 2003, we replaced our Hello Kitty(R) product line with our proprietary GirlPower(TM) branded product line. Launched early last year, GirlPower(TM) is aimed to meet the needs of the rapidly expanding teen girls marketplace. Through the promotion of our proprietary GirlPower(TM) branded theme products launched earlier this fiscal year, we believe that based on the revenues generated by GirlPower(TM) since its launch and future licensing opportunities that we believe exist, the revenues earned from the sale of products subject to the Hello Kitty(R) license agreement can be replaced.





LETTER OF INTENT WITH SANLIAN GROUP OF SHANDONG, CHINA


         In January 2003, we entered into a letter of intent to have our Emerson(R) branded products distributed exclusively throughout China by the Sanlian Group of Shandong China. The agreement contemplates the supply and distribution of our consumer electronics products through Sanlian's 200 retail stores and maintenance service centers, as well as its extensive e-commerce sales network. In addition, Sanlian has agreed to license the Emerson(R) brand for additional product categories that have yet to be defined by Sanlian and us and has agreed to cooperate with us in the design, development and sourcing for such products.



LICENSING AGREEMENT WITH NICKELODEON



         In May 2003, we entered into a multi-year licensing agreement with Nickelodeon to manufacture and market an assortment of portable audio and television products based on several of Nickelodeon's most successful properties, including SpongeBob SquarePants(R) and the Fairly OddParents(R), which are expected to be launched in Fall 2003.

                               SUMMARY OF OFFERING

Number of shares of common stock offered by the selling
stockholder.............................................        4,188,975 shares

Use of proceeds.........................................        The selling stockholder expects to use a portion of the
                                                                net proceeds to satisfy claims against the selling
                                                                stockholder as more fully described under "Selling
                                                                Stockholder." We will not receive any of the proceeds of
                                                                the offering by the selling stockholder.

American Stock Exchange symbol..........................        MSN

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary consolidated financial data as of and for the nine months ended December 31, 2002 and 2001 and as of and for the five years ended March 31, 2002. For the years ended April 3, 1998 through March 31, 2000, we changed our financial reporting year to a 52/53 week year ending on the Friday closest to March 31. Beginning in fiscal 2001, we changed our financial reporting year to end on March 31. The summary consolidated financial data as of and for the nine months ended December 31, 2001 and 2002, are derived from our unaudited interim consolidated financial statements and include all adjustments, consisting of only normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for these periods. The summary consolidated financial data should be read in conjunction with our consolidated financial statements, including the notes thereto, and our discussion and analysis thereof incorporated by reference in this prospectus.

                                NINE MONTHS ENDED
                                  DECEMBER 31,                                    YEAR ENDED
                            -----------------------------------------------------------------------------------------------
                                                         MARCH 31,     MARCH 31,     MARCH 31,      APRIL 2,       APRIL 3,
                               2002           2001        2002         2001 (1)        2000           1999          1998
                            -----------------------------------------------------------------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net Revenues              $ 293,596      $ 259,307   $   318,451   $   377,410   $   203,701     $  160,554    $  162,730

  Operating Income          $  18,672      $   9,331   $    10,314   $    13,493   $     5,334     $    3,278    $      524

  Net Income (Loss)         $  11,890      $  11,063   $    19,407   $    12,653   $     3,620     $      289    $   (1,430)

 BALANCE SHEET DATA AT
 PERIOD END:
  Total Assets              $ 130,934      $ 135,839   $   135,839   $   119,006   $    63,511     $   60,872    $   58,762
  Current Liabilities          45,515         54,723        54,723        45,330        30,057         29,828        23,885
  Long-Term Debt               27,893         29,046        29,046        38,257        20,891         20,847        20,929
  Shareholders' Equity         41,190         34,740        34,740        15,131        12,563         10,197        13,948
  Working Capital              56,039         49,290        49,290        39,497         9,854          6,859         9,610

  Current Ratio              2.2 to 1       1.9 to 1      1.9 to 1      1.9 to 1      1.3 to 1       1.2 to 1      1.4 to 1

 PER COMMON SHARE: (2)
  Net Income (Loss) Per
  Common Share - Basic      $     .43      $     .35   $       .62   $       .36   $       .07     $     (.01)   $     (.04)

  Net Income (Loss) Per
  Common Share - Diluted    $     .42      $     .31   $       .52   $       .33   $       .07     $     (.01)   $     (.04)

 WEIGHTED AVERAGE
 SHARES OUTSTANDING:
   Basic                       27,835         31,320        31,298        35,066        47,632         49,398        45,167
   Diluted                     28,673         40,392        40,485        38,569        53,508         49,398        45,167

 COMMON SHAREHOLDERS'
 EQUITY PER
   COMMON SHARE (3)         $    1.35      $     .99   $       .99   $      0.33   $      0.19     $     0.13    $     0.19


(1) Prior to March 23, 2001, the investment in Sport Supply Group, Inc., of which we own approximately 52.3%, was accounted for under the equity method of accounting. On March 23, 2001, a majority interest in SSG was reached and required this interest be accounted for as a partial purchase to the extent of the change in control. The assets and liabilities of SSG have been revalued to fair value to the extent of our interest in SSG at such time. SSG's results of operations and the minority interest related to those results have been included in our results of operations as though it had been acquired at April 1, 2000.



(2) For the nine months ended December 31, 2001, and the fiscal years ended March 31, 2002, 2001 and 2000, dilutive securities included 3,395,000, 3,531,000, 3,066,000 and 5,876,000 shares, respectively, assuming conversion of Series A preferred stock at a price equal to 80% of the weighted average market value of a share of common stock, determined as of December 31, 2001, March 31, 2002, 2001 and 2000, respectively. For the nine months ended December 31, 2002 and 2001, and for fiscal years ended March 31, 2002 and 2001, dilutive securities also included 838,000, 473,000, 452,000 and 437,000 shares, respectively, assuming conversion of 1,558,000, 1,684,000, 1,645,000 and 1,658,000 options, respectively. For the nine months ended December 31, 2001 and the fiscal year ended March 31, 2002, dilutive securities also included 5,204,000 shares assuming the conversion of convertible debentures. Per common share data is based on the net income or loss, the deduction of preferred stock dividend requirements (resulting in a loss attributable to common stockholders for fiscal 1999 and 1998) and the weighted average of common stock outstanding during each period shown. Loss per share does not include potentially dilutive securities assumed outstanding since the effects of such conversion would be anti-dilutive.


(3) Calculated based on common shareholders' equity divided by the basic weighted average shares of common stock outstanding. Common shareholders' equity for the nine months ended December 31, 2002 and 2001, and for fiscal years 2002 through 1998, is equal to total shareholders' equity less the Series A preferred stock equity of $3,677,000, $3,677,000, $3,677,000,
     $3,677,000, $3,677,000, $3,714,000, $5,237,000, respectively.

                                  RISK FACTORS


         You should carefully consider these risk factors in addition to the remainder of this prospectus before purchasing our common stock. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.


BUSINESS RELATED RISKS


THE LOSS OF ANY OF OUR KEY CUSTOMERS, INCLUDING WAL-MART, TARGET AND K-MART, COULD NEGATIVELY AFFECT OUR REVENUES AND COULD DECREASE OUR EARNINGS.



         We are highly dependent upon sales of our consumer electronic products to certain of our customers, including Wal-Mart, Target and K-Mart. During our fiscal years ended March 31, 2002 and 2001, Wal-Mart stores accounted for approximately 22% and 41%, respectively, Target stores accounted for approximately 19% and 14%, respectively, and K-Mart accounted for less than 10% of our consolidated net revenues for such periods. During the nine months ended December 31, 2002, Wal-Mart, Target and K-Mart accounted for approximately 25%, 18% and 14%, respectively, of our consolidated net revenues for such periods. Although no other customer in either of our operating segments accounted for greater than 10% of our consolidated net revenues during these periods, other customers may account for more than 10% of our consolidated net revenues in future periods. All purchases of our products by customers in both of our operating segments are made through purchase orders and we do not have any long-term contracts with any of our customers. The loss of customers such as Wal-Mart, Target or K-Mart or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from Wal-Mart, Target or K-Mart or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.



THE FAILURE TO MAINTAIN OUR RELATIONSHIPS WITH OUR LICENSEES AND DISTRIBUTORS OR THE FAILURE TO OBTAIN NEW LICENSEES OR DISTRIBUTION RELATIONSHIPS COULD NEGATIVELY AFFECT OUR REVENUES AND DECREASE OUR EARNINGS.



         We maintain license agreements that allow licensees to use our Emerson(R) and H.H. Scott(R) trademarks for the manufacture and sale of consumer electronics and other products. In addition, we maintain distribution agreements for the distribution of our consumer electronics products into defined geographic areas. Although we have entered into agreements with certain of our licensees and distributors of consumer electronics products, most of which have a term of three years or less and expire between November 2003 and December 2006, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationships with our licensees or distributors will be maintained on satisfactory terms or at all. The failure to maintain our relationships with our licensees and distributors, the failure to obtain new licensees or distribution relationships or the failure by our licensees to protect the integrity and reputation of our Emerson(R) and H.H. Scott(R) trademarks could negatively affect our licensing revenues and decrease our earnings.



         Our sporting goods business licenses many well-known names and trademarks, including Voit(R) and MacGregor(R). These licenses allow us to manufacture, promote, sell and distribute specified products and equipment throughout the world. The licensing agreements with Voit(R) and MacGregor(R) expire in 2004 and 2040, respectively. Each of these agreements provides for renewal terms, however, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationship with these licensors will be maintained on satisfactory terms or at all. The non-renewal or termination of one or more of our material licenses in our sporting goods business could materially reduce our ability to sell products bearing such names and trademarks and decrease our earnings.


OUR REVENUES AND EARNINGS COULD BE NEGATIVELY AFFECTED IF WE CANNOT ANTICIPATE MARKET TRENDS OR ENHANCE EXISTING PRODUCTS OR ACHIEVE MARKET ACCEPTANCE OF NEW PRODUCTS.


         Our success is dependent to a large part on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. In addition, to increase our penetration of current markets and gain footholds in new markets for our products, we must maintain existing products and integrate them with new products. We may not be successful in developing, marketing and releasing new products that respond to technological developments or changing customer needs and preferences. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these new products. In addition, these new products may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements to our products are delayed, or if these products or enhancements fail to achieve market acceptance when released, our sales volume may decline and earnings could be negatively affected. In addition, new products or enhancements by our competitors may cause customers to defer or forgo purchases of our products, which could also negatively affect our revenues and earnings.






WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR OUR COMPONENTS AND RAW MATERIALS AND ANY INTERRUPTION IN THE AVAILABILITY OF THESE COMPONENTS AND RAW MATERIALS USED IN OUR PRODUCTS WOULD INTERFERE WITH OUR ABILITY TO MANUFACTURE AND DISTRIBUTE OUR PRODUCTS.


         We rely on a limited number of suppliers, most of which are located outside of the United States, for the components and raw materials used in our consumer electronics and sporting good products. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:

         - unavailability of materials and interruptions in delivery of components and raw materials from our suppliers;

         - manufacturing delays caused by such unavailability or interruptions in delivery;

         - fluctuations in the quality and the price of components and raw materials; and

         -        risks related to foreign operations.


We do not have any long-term or exclusive purchase commitments with any of our suppliers. Avatar Mfg., Tonic Electronics and Daewoo are our largest suppliers of components for our consumer electronics products, each of which accounted for more than 10% of our purchases of components for our consumer electronics products for each of our last two fiscal years. In addition, during the nine months ended December 31, 2002, GMT Industries also accounted for more than 10% of our purchases of components for our consumer electronics products. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationship with our customers.


THE OPERATING RESULTS OF OUR SPORTING GOOD SEGMENT COULD BE AFFECTED BY BUDGETARY RESTRICTIONS OF SCHOOLS AND GOVERNMENT AGENCIES.

         A substantial portion of our sporting goods product revenues are generated through sales to the institutional market, including:

         -        public and private schools;

         -        colleges and universities;

         -        military academies;

         -        municipal and governmental agencies;

         -        military facilities;

         -        youth sports leagues; and

         -        certain retail sporting goods chains.


As a result, our sporting goods business is substantially dependent on the budgetary allowances of schools as well as local, state and federal government agencies. Restrictions or reductions to the budgeted spending of these entities could reduce the amount of goods purchased from us and could materially adversely affect our revenues and earnings.



IF OUR ORIGINAL EQUIPMENT MANUFACTURERS ARE UNABLE TO DELIVER OUR PRODUCTS IN THE REQUIRED AMOUNTS AND IN A TIMELY FASHION, WE COULD EXPERIENCE DELAYS OR REDUCTIONS IN SHIPMENTS TO OUR CUSTOMERS.

         All of our consumer electronic products and approximately 17.0% of our sporting good products are manufactured in accordance with our specifications by original equipment manufacturers located in:



         -        South Korea;



         -        China;



         -        Malaysia; and



         -        Thailand.



If we are unable to obtain our products from the original equipment manufacturers located in these countries in the required quantities and quality and in a timely fashion, we could experience delays or reductions in product shipments to our customers which could negatively affect our ability to meet the requirements of our customers, as well as our relationships with our customers.



UNANTICIPATED DISRUPTIONS IN OUR OPERATIONS OR SLOWDOWNS BY OUR SUPPLIERS, MANUFACTURERS AND SHIPPING COMPANIES COULD ADVERSELY AFFECT OUR ABILITY TO DELIVER OUR PRODUCTS AND SERVICE OUR CUSTOMERS.


         Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

         - the efficient and uninterrupted operation of our call center, distribution center and manufacturing facilities related to our sporting goods segment; and

         - the timely performance of third party manufacturers and suppliers, catalog printers and shipping companies.

Any material disruption or slowdown in the operation of our call center, distribution center, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal manufacturers, suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. Our sporting goods segment ships approximately 70% of its products using United Parcel Service. A strike by UPS or any of our other major carriers could materially adversely affect our results of operations as a result of our failure to deliver our products in a timely manner and using other more expensive freight carriers.

         In addition to the foregoing, the International Longshore and Warehouse Union, which is the union of dock workers that receives our cargo of import containers on the West Coast, and the Pacific Maritime Association, a group of global ship owners and terminal operators, renew their contracts periodically. A strike by the ILWU, or lockout by the PMA, would significantly slow the receipt of our import products and could cause delays in our ability to process and fulfill customer orders. In addition, these delays may cause orders to be canceled or delivered late and may result in orders being returned or receipt of goods being refused. Any strike or lockout could also cause an increase in backlog and freight charges such as port congestion surcharges, extended peak season surcharges and charges as a result of force majeure clauses, all of which could materially adversely affect our ability to deliver our products to our customers in a timely manner and cause our operating expenses to materially increase.



THE OPERATIONS OF OUR SPORTING GOODS SEGMENT ARE SUBJECT TO HIGH FIXED COSTS WHICH COULD ADVERSELY AFFECT OUR EARNINGS.



         The operations and maintenance of our call center, distribution center, manufacturing facilities and management information systems related to our sporting goods segment involve substantial fixed costs. Paper and postage are significant components of our sporting goods segment operating costs. Catalog mailings entail substantial paper, postage, and costs associated with catalog development, each of which is subject to price fluctuations. If net revenues are substantially below expectations, these fixed costs may not be proportionately reduced and could materially adversely affect the earnings of our sporting goods segment and, in turn, our consolidated earnings.



OUR REVENUES AND EARNINGS COULD BE ADVERSELY AFFECTED BY FOREIGN REGULATIONS AND CHANGES IN THE POLITICAL, PUBLIC HEALTH AND ECONOMIC CONDITIONS IN THE FOREIGN COUNTRIES IN WHICH WE OPERATE OUR BUSINESS.



         We derive a significant portion of our revenues from sales of products manufactured by third parties located primarily in China, South Korea, Malaysia and Thailand. In addition, third parties located in these and other countries located in the same region produce and supply many of the components and raw materials used in our products. Conducting an international business inherently involves a number of difficulties and risks that could adversely affect our ability to generate revenues and could subject us to increased costs, including the following:



         - currency fluctuations which could cause an increase in the price of the components and raw materials used in our products and a decrease in our profits;



         - more stringent export restrictions in the countries in which we operate which could adversely affect our ability to deliver our products to our customers;



         - tariffs and other trade barriers which could make it more expensive for us to obtain and deliver our products to our customers;



         - political instability and economic downturns in these countries which could adversely affect our ability to obtain our products from our manufacturers or deliver our products to our customers in a timely fashion; and



         - seasonal reductions in business activity in these countries during the summer months which could adversely affect our sales.

In addition, the recent outbreak of severe acute respiratory syndrome, or SARS, which has had particular impact in China, Hong Kong and Singapore, could have a negative effect on our operations. Our operations, including our ability to obtain our products in a timely fashion, may be impacted by a number of SARS related factors, including disrupting the operation of our suppliers, manufacturers and shipping companies, each of which could adversely affect our earnings.



         We have experienced, and may in the future experience, many of these risks and cannot predict the impact of any particular risk on our operations. However, any of these factors may materially adversely affect our revenues and/or increase our operating expenses.



THE SEASONALITY OF OUR BUSINESS, AS WELL AS CHANGES IN CONSUMER SPENDING AND ECONOMIC CONDITIONS, MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE AND CAUSE OUR STOCK PRICE TO DECLINE.



         Our net revenue and operating results may vary significantly from quarter to quarter. The main factors that may cause these fluctuations are:


         -        seasonal variations in operating results;

         - variations in the sales of our products to our significant customers;


         - increases in returned consumer electronics products due to more liberal product return policies offered by our customers to the ultimate purchaser of our products;


         -        variations in manufacturing and supplier relationships;


         - our inability to correctly anticipate and provide for inventory requirements in the event our customer orders exceed our expectations;


         - the discretionary nature of our customers' demands and spending patterns;

         -        changes in market and economic conditions; and

         -        competition.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.


         Sales of our consumer electronics products are somewhat seasonal due to consumer spending patterns which tend to result in significantly stronger sales in our September and December fiscal quarters, especially as a result of the holiday season. Our sporting goods segment is also somewhat seasonal due to stronger demand for its products during the March fiscal quarter due to volume generated by spring and summer sports, favorable outdoor weather conditions and school needs before summer closings and weaker revenues during the December fiscal quarter. These patterns will probably not change significantly in the future. Although we believe that the seasonality of our business is based primarily on the timing of consumer demand for our products, fluctuations in operating results can also result from other factors affecting us and our competitors, including new product developments or introductions, availability of products for resale, competitive pricing pressures, changes in product mix and pricing and product reviews and other media coverage. Due to the seasonality of our business, our results for interim periods are not necessarily indicative of our results for the year.

         Our sales and earnings can also be affected by changes in the general economy since purchases of consumer electronics and sporting goods are generally discretionary for consumers and subject to budgetary constraints by schools and government agencies. Our success is influenced by a number of economic factors affecting disposable consumer income, such as employment levels, business conditions, budgetary restrictions of schools and government agencies, interest rates and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending or increase budgetary restrictions at schools and government agencies, thereby negatively affecting our sales and profitability.

         As a result of these and other factors, revenues for any quarter are subject to significant variation which may adversely affect the market price for our common stock.


WE DEPEND ON THIRD PARTY SALES REPRESENTATIVES TO GENERATE A MATERIAL PORTION OF OUR CONSUMER ELECTRONIC PRODUCT REVENUES.



         A portion of our consumer electronic products sales are made through third party sales representative organizations whose members are not our employees. Our level of sales depends on the effectiveness of these organizations, as well as the effectiveness of our own employees. Some of these third party representatives may sell, with our permission, competitive products manufactured by other third parties as well as our products. During our fiscal years ended March 31, 2002 and 2001 and nine months ended December 31, 2002, these organizations were responsible for approximately 55%, 34% and 62%, respectively, of our net consumer electronics revenues during such periods. In addition, two of these representative organizations were responsible for a significant portion of these revenues. If any of our third party sales representative organizations engaged by us, especially our two largest, fails adequately to promote, market and sell our consumer electronics products, our revenues could be adversely affected until a replacement organization or distributor could be retained by us. Finding replacement organizations and distributors could be a time consuming process during which our revenues could be negatively impacted.


OUR EXISTING INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND MAY INCREASE OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS.


         Our consolidated indebtedness aggregated approximately $32.0 million as of December 31, 2002. As a result, we are subject to the risks associated with significant indebtedness, including:


         - we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

         - it may be more difficult and expensive to obtain additional funds through financings, if available at all;

         - we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

         - if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.




WE HAVE PLEDGED SUBSTANTIALLY ALL OF OUR ASSETS TO SECURE OUR BORROWINGS AND ARE SUBJECT TO COVENANTS THAT MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.



         A large portion of our indebtedness is secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. In addition, our credit facilities impose certain restrictive covenants, including financial, ownership, operational and net worth covenants. Failure to satisfy any of these covenants could result in all or any of the following:


         -        acceleration of the payment of our outstanding indebtedness;

         - our inability to borrow additional amounts under our existing financing arrangements; and

         - our inability to secure financing on favorable terms or at all from alternative sources.


Any of these consequences could significantly reduce the amount of cash and financing available to us which in turn would adversely affect our ability to operate our business, including acquiring our products from our manufacturers and distributing our products to our customers.





THE OWNERSHIP OF OUR COMMON STOCK BY GEOFFREY P. JURICK, OUR CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT, SUBSTANTIALLY REDUCES THE INFLUENCE OF OUR OTHER STOCKHOLDERS.

         Following the offering and the resolution of the litigation described under "Selling Stockholder," the selling stockholder will own approximately 20.7% of our outstanding common stock. As a result, the selling stockholder will continue to have the ability to influence significantly the actions that require stockholder approval, including:

         -        the election of our directors; and

         - the approval of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, the selling stockholder's influence could preclude any unsolicited acquisition of us and consequently materially adversely affect the price of our common stock.


WE ARE SUBJECT TO INTENSE COMPETITION IN THE INDUSTRIES IN WHICH WE OPERATE WHICH COULD CAUSE MATERIAL REDUCTIONS IN THE SELLING PRICE OF OUR PRODUCTS OR LOSSES OF OUR MARKET SHARE.


         The consumer electronics industry and the institutional market for sporting goods and leisure products are highly competitive, especially with respect to pricing and the introduction of new products and features. Our consumer electronics segment competes in the low to medium-priced sector of the consumer electronics market and competes primarily on the basis of:

         -        reliability;

         -        quality;

         -        price;

         -        design;

         -        consumer acceptance of the Emerson(R)trademark; and

         -        quality service and support to retailers and our customers.

Our sporting goods segment competes in the institutional sporting goods market principally with local sporting goods dealers, retail sporting goods stores, other direct mail catalog marketers and providers of sporting goods on the Internet. Our sporting goods segment competes principally on the basis of:

         -        brand;

         -        price;

         -        product availability; and

         -        customer service.

In recent years we and many of our competitors have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

         -        significantly longer operating histories;

         - significantly greater managerial, financial, marketing, technical and other competitive resources; and

         -        greater name recognition.

As a result, our competitors may be able to:

         - adapt more quickly to new or emerging technologies and changes in customer requirements;

         - devote greater resources to the promotion and sale of their products and services; and

         -        respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

         -        new companies enter the market;

         -        existing competitors expand their product mix; or

         -        we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF WE INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.


         Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights. We own the Emerson(R) trademark, which is materially important to our business, as well as our other trademarks and proprietary rights that are used for certain of our home entertainment and consumer electronics products. In addition, we license names and trademarks in connection with our sporting goods business. Our trademarks are registered throughout the world, including the United States, Canada, Mexico, France, Spain, Germany and the United Kingdom. However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. In addition, in the event third party licensees fail to protect the integrity of our trademarks, the value of these marks could be adversely affected.



         The laws of some foreign countries in which we operate may not protect our proprietary rights to the same extent as do laws in the United States. The protections afforded by the laws of such countries may not be adequate to protect our intellectual property rights. Our inability to protect our proprietary rights could materially adversely affect the license of our tradenames and trademarks to third parties as well as our ability to sell our products. Litigation may be necessary to:

         -        enforce our intellectual property rights;

         -        protect our trade secrets; and

         - determine the scope and validity of such intellectual property rights.


Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management's attention to the operation of our business.



         We may receive notice of claims of infringement of other parties' proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.


WE COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

         A failure of any of the products marketed by us, particularly those products sold by our sporting goods segment, may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. Although we currently maintain product liability insurance in amounts which we consider adequate, we cannot assure that:

         - our insurance will provide adequate coverage against potential liabilities;

         - adequate product liability insurance will continue to be available in the future; or

         -        our insurance can be maintained on acceptable terms.


To the extent product liability losses are beyond the limits or scope of our insurance coverage, our expenses could materially increase.


WE MAY SEEK TO MAKE ACQUISITIONS THAT PROVE UNSUCCESSFUL OR STRAIN OR DIVERT OUR RESOURCES.


        We may seek to grow our business through acquisitions of related businesses. Such acquisitions present risks that could materially adversely affect our earnings, including:


         - the diversion of our management's attention from our everyday business activities;

         - the assimilation of the operations and personnel of the acquired business;

         - the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business; and

         - the need to expand management, administration and operational systems.

If we make such acquisitions we cannot predict whether:

         - we will be able to successfully integrate the operations of any new businesses into our business;

         - we will realize any anticipated benefits of completed acquisitions; or

         - there will be substantial unanticipated costs associated with acquisitions.

In addition, future acquisitions by us may result in:

         -        potentially dilutive issuances of our equity securities;

         -        the incurrence of additional debt; and

         - the recognition of significant charges for depreciation and amortization related to goodwill and other intangible assets.

We continuously evaluate potential acquisitions of related businesses. However, we have not reached any agreement or arrangement with respect to any particular acquisition and we may not be able to complete any acquisitions on favorable terms or at all.

THE INABILITY TO USE OUR TAX NET OPERATING LOSSES COULD RESULT IN A CHARGE TO EARNINGS AND COULD REQUIRE US TO PAY HIGHER TAXES.


         Both Emerson and SSG have substantial tax net operating losses available to reduce taxable income for federal and state income tax purposes. A portion of the benefit associated with the tax net operating losses has been recognized as a deferred tax asset in our financial statements and could be used to reduce our tax liability in future profitable periods. We believe these net deferred tax assets will be realized through tax planning strategies available in future periods and future profitable operating results. Although realization is not assured at either Emerson or SSG, we believe it is more likely than not that all of the remaining net deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced or eliminated in the near term if certain tax planning strategies are not successfully executed or estimates of future taxable income during the carryforward period are reduced. In addition, transactions consummated by us or the selling stockholder, including the offering of the shares hereby, that together with other transactions consummated by Emerson, SSG or the selling stockholder or that involve the common stock of Emerson or SSG that are deemed collectively to result in a change of control of Emerson or SSG, respectively, under the tax code could limit the use of our tax net operating losses. In the event that either Emerson or

SSG is unable to utilize its tax net operating losses in a reasonable time frame, it would be required to adjust its deferred tax asset on its financial statements which would result in a charge to earnings. Additionally, should the utilization of tax net operating losses be limited, we would be required to pay a greater amount of taxes in future periods.


MARKET RELATED RISKS

THE MARKET PRICE OF OUR COMMON STOCK HAS EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS FROM TIME TO TIME.

         The market price for our common stock and for securities of similar companies have from time to time experienced significant price and volume fluctuations that are unrelated to operating performance. Factors which may affect our market price include:

         -        market conditions in the industries in which we operate;

         -        competition;

         -        sales or the possibility of sales of our common stock;

         -        our results of operations and financial condition; and

         -        general economic conditions.

Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock.




FUTURE SALES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE.


         The placement or sale of a substantial number of shares of our common stock could cause a decrease in the market price of our common stock. We had 27,416,867 shares of common stock issued and outstanding as of May 31, 2003. Following the offering, approximately 21,730,742 shares will be freely tradeable without restriction, including the shares offered under this prospectus, and the remainder will be saleable with restriction under Rule 144. In addition, options and warrants to purchase approximately 1,286,302 shares of our common stock were outstanding as of May 31, 2003. As of May 31, 2003, 1,086,608 of those stock options and warrants were vested and substantially all of the remaining options and warrants will vest over the next year. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans or warrants to third parties. If a significant portion of such shares were sold in the public market, the market value of our common stock could be adversely affected.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference herein, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, products, products under development, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under "Risk Factors" set forth above.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549.

         You may obtain information on the operation of the SEC's public reference rooms by calling 1-800-SEC-0330. We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings at the SEC's website, located at www.sec.gov or at our website, located at www.emersonradio.com. Information on our website does not constitute part of this prospectus.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains additional information regarding Emerson and its common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

         The SEC allows us to "incorporate" into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. For further information about us and our common stock, you should refer to the registration statement and the following documents which we are incorporating by reference except to the extent information in those documents is different from the information contained in this prospectus:

         - Our Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

         - Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2002, September 30, 2002 and December 31, 2002;

         - Our Current Reports on Form 8-K filed with the Commission on June 19, 2002 and July 2, 2002;

         -        Our Proxy Statement for the 2002 Annual Meeting of
                  Stockholders; and


         - The description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective by the SEC on December 27, 1994 (File No. 1-7731) and any amendment or report filed for the purpose of updating such description; and


         - All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus until we terminate the offering of these shares.

         We will provide without charge to each person, including any beneficial owner of common stock to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Emerson Radio Corp., Nine Entin Road, Parsippany, New Jersey 07054, Attention: Secretary (telephone
(973) 884-5800).

         You should rely only on the information contained or incorporated by reference in this prospectus and any supplement. We have not authorized anyone to provide you with information that is different. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               SELLING STOCKHOLDER

BACKGROUND


         Geoffrey P. Jurick, the selling stockholder, has been our Chief Executive Officer since July 1992, our Chairman since December 1993 and our President since April 1997. In the mid 1990s, a number of parties who had asserted various claims against the selling stockholder and certain of his affiliates (the "Jurick Group") in a number of jurisdictions agreed to consolidate their actions in the United States District Court for the District of New Jersey. The consolidated claims included causes of action by the claimants against the Jurick Group primarily based upon:



         - the ownership of shares of our common stock issued by us following our reorganization in 1994 to certain members of the Jurick Group; and



         -        loans provided to members of the Jurick Group.



In addition, we brought a claim against one of the claimants, Petra Stelling and her spouse Donald Stelling, a former Chairman of the Board of Emerson, for breach of an oral contract to provide the debtor in possession financing during our 1993 bankruptcy proceedings pursuant to Chapter 11 of the U.S. Bankruptcy Code and the funding of our plan of reorganization thereunder and breaches by Donald Stelling of his fiduciary duties to Emerson.






         In June 1996, the Jurick Group and Emerson entered into a consolidated global settlement with the claimants. The terms of the settlement were reflected in a Stipulation of Settlement which, among other things, provided for the payment by the Jurick Group to the claimants of an aggregate of approximately $49.5 million from the proceeds of the sale in the manner set forth in the stipulation of 29,152,542 shares of our common stock then held in the names of members of the Jurick Group and the resolution of our claim against the Stellings.


         None of these shares was ever sold as contemplated in the stipulation and one of the claimants, Petra Stelling, moved for the termination of the stipulation on the grounds that there was no reasonable prospect that the purposes and objectives of the settlement could be achieved. After lengthy hearings, the United States District Court, on March 3, 2000, granted the motion and subsequently divided the 29,152,542 shares among the claimants and the selling stockholder and the shares that were issued in the name of the selling stockholder were placed in the possession of the United States District Court.


         In May 2002, the United States District Court finalized a new settlement among two of the claimants and the selling stockholder which involved:



         - the purchase by us, at our election, of an aggregate of 11,100,009 shares of our common stock owned by these two claimants at an average per share price of $1.04;

         - the release to the selling stockholder, free and clear of all claims and encumbrances, of 5,686,125 shares of our common stock previously held by the United States District Court; and



         -        the exchange of mutual releases.



Following the distribution of the 5,686,125 shares to the selling stockholder, the remaining 4,188,975 shares of common stock registered in the name of the selling stockholder continued to be held by the United States District Court. The only remaining claimant, Petra Stelling, sold 8,177,533 of her settlement shares to us in July 2000 at a price of $.50 per share.



         In March 2003, the United States District Court delivered a ruling against the Jurick Group in the approximate amount of $16.5 million, including approximately $2.6 million of pre-judgment interest. In addition, upon entering a judgment related to such ruling by the Court, the remaining 4,188,975 shares of our common stock registered in the name of the selling stockholder will be released to the selling stockholder's counsel, to be held in trust by such counsel pending payment of the judgment amount to Mrs. Stelling. Upon payment of the judgment to Mrs. Stelling, the shares of common stock being held by the selling stockholder's counsel will be released to the selling stockholder. The United States District Court has not yet entered the judgment.



         The shares of common stock being sold by the selling stockholder in this offering were shares of our common stock that were issued to the Jurick Group in connection with our reorganization out of bankruptcy in 1994 and which were held by the United States District Court under the terms of the proceedings described above. Of these shares, 5,686,025 were released by the court to the selling stockholder, free and clear of all claims and encumbrances, as a result of the finalization of the settlement with two of the claimants in May 2002. In March 2003, the selling stockholder delivered the shares to be sold in this offering (including the shares to be sold upon exercise of the over-allotment option) to the underwriter to be held in escrow until the closing of this offering. Upon payment of the shares by the underwriter at the closing of this offering, the shares of common stock currently being held in escrow by the underwriter will be released to the underwriter and sold to the public under the terms of this offering. See "Underwriting." At the time of receipt of these shares by the selling stockholder in May 2002 from the United States District Court, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to resell these shares of common stock.



         The net proceeds of this offering (based on the closing price of our stock on the American Stock Exchange on the date of this prospectus), after deducting the fees and expenses of the underwriter to be paid by the selling stockholder, substantially exceeds the amount of the $16.5 million ruling by the United States District Court and the expected costs and expenses payable by the selling stockholder. See "Use of Proceeds."


SELLING STOCKHOLDER TABLE


         The following table lists the name of the selling stockholder, the number of shares of common stock beneficially owned before the commencement of the offering, the number of shares of common stock offered in this offering, and the number of shares and percentage of common stock beneficially owned after this offering and resolution of the litigation described above.

                          Number of
                          Shares of                                  Common Stock Beneficially
                           Common                                    Owned After the Offering
                            Stock                                  ------------------------------
       Selling           Beneficially          Shares Being          Number           Percent of
     Stockholder             Owned               Offered           of Shares          Outstanding
     -----------             -----               -------           ---------          -----------
Geoffrey P. Jurick       10,475,100 (1)         4,188,975         6,286,125 (1)          22.4%

------------------
(1) Includes 600,000 shares of common stock issuable upon exercise of options that are currently exercisable.

                                 USE OF PROCEEDS

         The net proceeds of the offering, after deducting the fees and expenses of the underwriter to be paid by the selling stockholder, are expected to be used by the selling stockholder as follows:


         - approximately $16.5 million in satisfaction of the amounts owed to Mrs. Stelling as described under "Selling Stockholder;" and


         - approximately up to $2.5 million for costs and expenses to be paid by the selling stockholder in connection with the litigation and this offering, including legal fees and expenses incurred by us and the selling stockholder.

         The remaining net proceeds, if any, will be retained by the selling stockholder. We will not receive any of the net proceeds from the sale of the shares offered by the selling stockholder. The selling stockholder will pay all of the fees and expenses incurred by the selling stockholder and us in connection with this offering.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from the selling stockholder, and the selling stockholder has agreed to sell to the underwriter, an aggregate of 4,188,975 shares of our common stock.


         Under the terms and conditions of the underwriting agreement, the underwriter is committed to accept and pay for all of such shares of our common stock (other than the shares included in the over-allotment option) if any are taken. The underwriting agreement provides that the obligations of the underwriter are subject to a number of conditions which primarily relate to various legal and regulatory matters with respect to our company, our business, the offering and the shares, including receipt by the underwriter of officers' certificates and legal opinions. In addition, the underwriter may not be required to complete the purchase of the shares if, between the date the underwriting agreement is signed and the closing, there is:



         - a material adverse change with respect to our business or financial condition;



         - a disruption in the United States banking community or securities markets; or



         - war, an act of terrorism or other national or international calamity which in the judgment of the underwriter, make it inadvisable to proceed with the offering.



         If the underwriter sells more than the 4,188,975 shares of our common stock being sold by the selling stockholder, the underwriter has an option to buy up to an additional 628,346 shares of common stock from the selling stockholder to cover those sales. They may exercise that option for 30 days.



         The underwriter proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, and to some securities dealers at this price, less a concession not in excess of $______ per share of common stock. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $______ per share of common stock to some brokers and dealers. If all the shares are not sold at the initial offering price, the offering price and other selling terms may, from time to time, be changed by the underwriter.


         The following table summarizes the per share and total underwriting discounts and commissions:

         - the selling stockholder will pay to the underwriter assuming no exercise of the underwriter's over-allotment option; and

         - the selling stockholder will pay to the underwriter assuming the full exercise of the underwriter's over-allotment option.

                                        Paid by the                            Paid by the
                                    Selling Stockholder,                   Selling Stockholder,
                                       No Exercise of                        Full Exercise of
                                  Over-Allotment Option                  Over-Allotment Option
                                  ---------------------                  ---------------------
Per Share.......................  $                                       $
Total...........................  $                                       $


         We estimate that the total expenses of the offering payable by the selling stockholder, excluding underwriting discounts and commissions, will be approximately $225,000, including up to $50,000 payable by the selling stockholder to the underwriter for counsel fees and other out-of-pocket expenses incurred by the underwriter in connection with this offering. The underwriter has not received and will not receive any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice.


         The offering of the shares of common stock is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject any order for the purchase of the shares of common stock.


         The selling stockholder has agreed not to sell publicly or transfer any shares of common stock for a period of 180 days after the date of this prospectus without first obtaining the written consent of Ferris, Baker Watts, Incorporated. Specifically, the selling stockholder has agreed not to directly or indirectly:


         - offer, pledge, sell or contract to sell any shares of his common stock;

         - sell an option or contract to purchase any shares of his common stock;

         - grant any option, right or warrant for the sale of any shares of his common stock;

         - lend or otherwise dispose of or transfer any shares of his common stock; or

         - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of his common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


The restriction described above will not apply if the selling stockholder sells or transfers shares of common stock to an affiliate in a private transaction in which the transferee agrees to be bound by the terms of such lock up.



         We and the selling stockholder have agreed to indemnify the underwriter against specific liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make with respect to such indemnity.

         In connection with the offering, the underwriter may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the common stock during and after the offering, such as the following:

         - the underwriter may over-allot or otherwise create a short position in the shares of common stock for their own account by selling more shares of common stock than have been sold to them;

         - the underwriter may elect to cover any short position by purchasing shares of common stock in the open market;

         - the underwriter may stabilize or maintain the price of the common stock by bidding;

         - the underwriter may engage in passive market making transactions; and

         - the underwriter may impose penalty bids under which selling concessions allowed to other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

         The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

         In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the American Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of the common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

                                  LEGAL MATTERS


         The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey. The underwriter is represented by Venable LLP, Baltimore, Maryland.


                                     EXPERTS

         Our consolidated financial statements at March 31, 2002 and 2001, and for each of the three years in the period ended March 31, 2002, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospective investors may rely only on the information contained in this prospectus. Neither Emerson Radio Corp. nor the selling stockholder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                               EMERSON RADIO CORP.

                        4,188,975 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               ________ ___, 2003

                               FERRIS, BAKER WATTS
                                  INCORPORATED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table lists the expenses to be paid by the selling stockholder which will be incurred by the issuance and distribution of the common stock being registered.

                                                                        Expense
                                                                       ---------
SEC Registration Fee                                                   $   2,767
NASD Filing Fee                                                            3,920
Accounting Fees and Expenses                                              50,000
Legal Fees and Expenses                                                   75,000
Printing Fees and Expenses                                                25,000
Blue Sky Fees and Expenses                                                 5,000
Miscellaneous                                                             13,313
                                                                       ---------
Total                                                                  $ 175,000
                                                                       =========

         All of the above amounts, other than the SEC and NASD filing fees, are estimates only. All of the above expenses will be paid by the selling stockholder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("GCL") provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses (including attorney's fees).

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify any person to the full extent permitted by the GCL, as the same exists, or as it may be amended. However, in the case of amendment, the indemnification rights extend only to the extent that such amendment permits us to provide broader indemnification rights than the GCL provided prior to such amendment. Approval from the board of directors to initiate a suit against us is a prerequisite for indemnification of such person initiating the suit. For our officers and directors, advancement of expenses prior to a final disposition of a proceeding is permitted only if such officer or director delivers to us a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the GCL and a written affirmation, by or on behalf of such officer or director, to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to indemnification. Any indemnification or advance of expenses must be reported to our stockholders in writing. If we do not pay a claim for indemnification within ninety days after receipt of a written claim, a suit to recover the unpaid amount may be brought by the person seeking indemnification. Such person, if successful in whole or in part in his or her suit to compel indemnification, will be entitled to the reasonable expenses of prosecuting such suit. We have the power and authority to purchase and maintain insurance or another arrangement against any claim, damage, loss or risk, regardless of whether we have such power to indemnify under our Certificate of Incorporation, Bylaws and the GCL. All indemnification rights conferred by our Certificate of Incorporation and Bylaws are not intended to apply to any of our predecessor entities.


         Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to our Certificate of Incorporation, By-Laws and the GCL, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


         In accordance with Section 102(b)(7) of the GCL, our Certificate of Incorporation eliminates the personal liability of directors to us or to our stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(b)(7). Our directors are personally liable for liabilities incurred for breach of director's duty of loyalty, for actions or omissions not in good faith, under Section 174 of the GCL or for any transaction in which the director derived an improper personal benefit.


         Reference is made to the Underwriting Agreement (Exhibit 1.1) which provides for indemnification of the underwriters by us and the selling stockholder.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:


1.1      Form of Underwriting Agreement.


3.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3)(a) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).

3.2 Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3)(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (File No. 0-25226)).

3.3 By-laws of the Company (incorporated by reference to Exhibit (3)(e) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).

3.4 Amendment to the By-laws of the Company (incorporated by reference to Exhibit (3)(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (File No. 0-25226)).

4.1 Form of Certificate evidencing ownership of the Company's Common Stock (incorporated by reference to Exhibit 4(b) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).


5.1      Opinion of Lowenstein Sandler PC.


23.1     Consent of Independent Public Accountants (contained on Page II-7).

23.2     Consent of Lowenstein Sandler PC is included in Exhibit 5.1.


24.1     Power of Attorney*





---------------------------


* Previously filed


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Parsippany, State of New Jersey on the 16th day of June, 2003.


                                                   EMERSON RADIO CORP.

                                                   /s/Geoffrey P. Jurick
                                                   -----------------------
                                                   By: Geoffrey P. Jurick
                                                       Chairman, President and
                                                        Chief Executive Officer







         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


           Name                                      Title                          Date
           ----                                      -----                          ----
/s/ Geoffrey P. Jurick                      Chairman of the Board,              June 16, 2003
------------------------------------        President and Chief Executive
Geoffrey P. Jurick                          Officer (principal executive
                                            officer)

/s/ Kenneth A. Corby                        Executive Vice President            June 16, 2003
------------------------------------        and Chief Financial Officer
Kenneth A. Corby                            (principal accounting and
                                            financial officer)

                     *                      Director                            June 16, 2003
-------------------------------------
Robert H. Brown, Jr.

                     *                      Director                            June 16, 2003
-------------------------------------
Peter G. Bunger

                     *                      Director                            June 16, 2003
-------------------------------------
Jerome H. Farnum

                     *                      Director                            June 16, 2003
-------------------------------------
Stephen H. Goodman

/s/ Kenneth A. Corby                                                            June 16, 2003
-------------------------------------
Kenneth A, Corby
Attorney-in-Fact

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-103840) and related Prospectus of Emerson Radio Corp. for the registration of 4,817,321 shares of its common stock and to the incorporation by reference therein of our report dated June 28, 2002, with respect to the consolidated financial statements and schedules of Emerson Radio Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 2002, filed with the Securities and Exchange Commission.



New York, New York        /S/ ERNST & YOUNG LLP
June 12, 2003

                                                                   Exhibit Index

1.1      Form of Underwriting Agreement.

3.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3)(a) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).

3.2 Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3)(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (File No. 0-25226)).

3.3 By-laws of the Company (incorporated by reference to Exhibit (3)(e) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).

3.4 Amendment to the By-laws of the Company (incorporated by reference to Exhibit (3)(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (File No. 0-25226)).

4.1 Form of Certificate evidencing ownership of the Company's Common Stock (incorporated by reference to Exhibit 4(b) to the Company's Registration Statement on Form S-1 declared effective by the SEC on August 9, 1994 (File No. 33-53621)).

5.1      Opinion of Lowenstein Sandler PC.

23.1     Consent of Independent Public Accountants (contained on Page II-7).

23.2     Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

24.1     Power of Attorney*

---------------------------
* Previously filed